As filed with the Securities and Exchange Commission on December 16, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________

ARTESIAN RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0002090 (IRS Employer Identification No.)
________________
664 Churchmans Road
Newark, Delaware 19702
(302) 453 – 6900
(Address, including zip code, of Principal Executive Offices)
________________
ARTESIAN RESOURCES CORPORATION
2015 EQUITY COMPENSATION PLAN
(Full Title of the Plan)
________________
Dian C. Taylor
Chief Executive Officer and President
Artesian Resources Corporation
664 Churchmans Road
Newark, Delaware 19702
(302) 453 – 6900
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)
________________
Copy to:
Joanne R. Soslow, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000
________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Non-Voting Common Stock, par value $1.00 per share	331,500 (2)	N/A	N/A	(3)

(1)
This registration statement covers shares of Class A Non-Voting Common Stock of Artesian Resources Corporation (the "Company") that may be offered or sold pursuant to the Artesian Resources Corporation 2015 Equity Compensation Plan (the "2015 Plan").  This registration statement also relates to an indeterminate number of shares of Class A Non-Voting Common Stock that may be issued by reason of any stock split, stock dividend, spinoff, recapitalization or any other similar transaction in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2015 Plan.

(2)
Consists of 331,500 shares of Class A Non-Voting Common Stock that are reserved for issuance under the 2015 Plan, which were previously reserved but unissued under the Company's expired 2005 Equity Compensation Plan (the "2005 Plan") that are now available for issuance under the 2015 Plan.  To the extent that awards outstanding under the 2005 Plan as of the effective date of the 2015 Plan (the "2015 Plan Effective Date") were terminated, expired or were cancelled, forfeited, exchanged or surrendered without having been exercised, vested or paid under the 2005 Plan after the 2015 Plan Effective Date, the shares subject to such awards will be available for future issuance under the 2015 Plan.

(3)
Pursuant to Rule 457(p) under the Securities Act, the registration fee previously paid to these shares, which were registered under the Artesian Resources Corporation Registration Statement on Form S-8 filed on July 27, 2005 to register shares reserved for issuance under the 2005 Plan (Filed No. 333-126910), is being carried forward to the registration of shares hereunder.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                        Incorporation of Documents by Reference.
The following documents filed by Artesian Resources Corporation (the "registrant") with the Commission are incorporated by reference into this registration statement:
(1)	the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2014;
(2)	the registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015;
(3)	the registrant's Current Reports on Form 8-K filed with the Commission on May 8, 2015, August 21, 2015 and September 18, 2015 and
(4)
the description of the Class A Non-Voting Common Stock, par value $1.00 per share, contained in the registrant's registration statement on Form 10, as amended (File No. 000-18516), filed with the Commission on April 30, 1990 to register the Class A Non-Voting Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this registration statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.                                        Description of Securities.

Not Applicable.

Item 5.                                        Interests of Named Experts and Counsel.

Not Applicable.

Item 6.                                         Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware, or DGCL, permits a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for, among other things, liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article TENTH of the registrant's Restated Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:
●	for any breach of such person's duty of loyalty;
●	for acts and omissions not in good faith or involving intentional misconduct or a knowing violation of law;
●	under Section 174 of the DGCL; and
●	for any transaction resulting in receipt by such person of an improper personal benefit.

In addition, Article TENTH of the registrant's Restated Certificate of Incorporation provides that liability of a director shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Article VIII of the registrant's Bylaws provides that the registrant will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "proceeding"), by reason of the fact that he or she is or was a director, officer or controller of the registrant or is or was serving at the request of the registrant as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (all such persons being referred to as an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, controller or trustee or in any other capacity while serving as a director, officer, controller or trustee, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended to provide broader indemnification rights, against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, subject to the right of the indemnitee to bring suit against the registrant to enforce a right to indemnification or to an advance of expenses permitted under this Article VIII, the registrant shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the registrant's board of directors.  Article VIII also provides that the indemnitee has the right to advancement of expenses in connection with a proceeding.

As authorized by Section 145 of the General Corporation Law of the State of Delaware and Article VIII of the registrant's Bylaws, the registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the registrant for indemnification payments made to its directors and officers for certain liabilities.  The premiums for such insurance are paid by the registrant.

Item 7.                                        Exemption from Registration Claimed.

Not Applicable.

Item 8.                                        Exhibits.

Exhibit No.	Description
4.1*	Artesian Resources Corporation 2015 Equity Compensation Plan.
5.1*	Opinion of Morgan, Lewis & Bockius LLP
23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page).
*  Filed herewith.

Item 9.                                        Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)            That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.
(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newark, State of Delaware, on December 16, 2015.

ARTESIAN RESOURCES CORPORATION

By:             /s/ David B. Spacht

David B. Spacht
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dian C. Taylor and David B. Spacht, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dian C. Taylor	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 16, 2015
Dian C. Taylor
/s/ David B. Spacht	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 16, 2015
David B. Spacht
/s/ Kenneth R. Biederman	Director	December 16, 2015
Kenneth R. Biederman
/s/ John R. Eisenbrey, Jr.	Director	December 16, 2015
John R. Eisenbrey, Jr.
/s/ Nicholle R. Taylor	Director	December 16, 2015
Nicholle R. Taylor
/s/ William C. Wyer	Director	December 16, 2015
William C. Wyer

ARTESIAN RESOURCES CORPORATION

 INDEX TO EXHIBITS

Exhibit No.	Description
4.1*	Artesian Resources Corporation 2015 Equity Compensation Plan.
5.1*	Opinion of Morgan, Lewis & Bockius LLP
23.1*	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page).

*  Filed herewith.